UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



  Date of report (Date of earliest event reported): January 26, 2005


                               KEYSPAN CORPORATION
                               -------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    New York
                 (State or Other Jurisdiction of Incorporation)


       1-14161                                              11-3431358
(Commission File Number)                       (IRS Employer Identification No.)

175 East Old Country Road, Hicksville, New York                   11801
 One MetroTech Center, Brooklyn, New York                         11201
(Address of Principal Executive Offices)                        (Zip Code)

                            (631) 755-6650 (Hicksville)
                            (718) 403-1000 (Brooklyn)
              (Registrant's Telephone Number, Including Area Code)


                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

Cautionary Language Concerning Forward-Looking Statements
---------------------------------------------------------

     Certain statements contained herein are forward-looking statements, which reflect numerous assumptions and estimates and involve a number of risks and uncertainties. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

     There are possible developments that could cause our actual results to differ materially from those forecast or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this filing. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     Among the factors that could cause actual results to differ materially are: general economic conditions, especially in the Northeast United States; available sources and cost of fuel; volatility of energy prices in a deregulated market environment as well as in the source of natural gas and fuel used to generate electricity; potential write-down of our investment in natural gas properties when natural gas prices are depressed or if we have significant downward revisions in our estimated proved gas reserves; federal and state regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; our ability to successfully reduce our cost structures; implementation of new accounting standards; the degree to which the we develop unregulated business ventures; as well as federal and state regulatory policies affecting our ability to retain and operate those business ventures; our ability to identify and make complementary acquisitions, as well as the successful integration of those acquisitions; inflationary trends and interest rates; and risks detailed from time to time in reports filed by us with the Securities and Exchange Commission.

Item 1.01       Entry into a Material Definitive Agreement
---------       ------------------------------------------

     On January 31, 2005 KeySpan Business Solutions, LLC, a wholly owned subsidiary of the Company, entered into an agreement with certain former employees[1], pursuant to which each of the following entities were sold to such individuals effective as of the date of execution: Binsky & Snyder, LLC; Binsky & Snyder Services, LLC; and Binsky & Snyder Plumbing, LLC (the "Binsky Companies"). Pursuant to this agreement, the Company received proceeds of $10 million, $5 million of which is to be paid over a three year period. In addition, the Company retained its previously incurred indemnity support obligations related to certain surety, performance and payment bonds issued for the benefit of those entities prior to closing, the current outstanding value of which is approximately $15 million. The parties have agreed to cooperate with the Company to seek a release of the Company's indemnity obligation with respect to all or a portion of such outstanding bonds after closing. Any costs incurred to obtain such release will be borne by the Company.


Item 2.06       Material Impairments
---------       --------------------

     As previously disclosed in our quarterly report for the period ended September 30, 2004, KeySpan's Board of Directors authorized management to begin the process of disposing of a significant portion of its ownership interests in certain companies within the Energy Services segment - specifically those companies engaged in mechanical contracting activities. Earlier in January 2005, the Company completed the divestiture of three such entities.[2] At a meeting held on January 26, 2005, the Board reviewed the status of the divestment program and authorized the sale, within certain parameters, of the Binsky Companies and WDF, Inc., (the remaining mechanical contracting companies). In view of the likely disposition of those companies on such terms, a determination was made that a material reduction in the carrying value of our investments in all of the mechanical contracting companies is required. Accordingly, in the fourth quarter of 2004, the Company intends to record a pre-tax impairment charge related to its investment in these entities in the aggregate amount of between $80 and $90 million. Included in this amount is an estimate of future cash expenditures of between $25 and $35 million that may be incurred in connection with the disposition of these entities.

     In addition, on January 26, 2005, management determined to proceed with the disposition of our 50% ownership interest in Premier Transmission Limited, a natural gas transmission pipeline in Northern Ireland. In view of the likely disposition on the terms currently contemplated, a determination was also made that a material reduction in the carrying value of our investment in this entity is required. Accordingly, in the fourth quarter of 2004, the Company intends to record a pre-tax impairment charge related to its investment in this entity in the aggregate amount of between $25 and $30 million. Included in this amount is an estimate of future cash expenditures of up to $5 million that may be incurred in connection with the disposition.

--------
1 The parties to the agreement were as follows: Robert B. Snyder, Robert B. Snyder, Jr., Frank J. Sullivan, Philip J. Andreoli and William J. McKean.

2 The entities disposed of were as follows: Granite State Plumbing & Heating, LLC; Northern Peabody, LCC; and Delta KeySpan, LLC.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                   KEYSPAN CORPORATION

Dated: February 1, 2005                       By:  /s/ John J. Bishar, Jr.
                                                   -----------------------
                                                   John J. Bishar, Jr.
                                                   Senior Vice President,
                                                   General Counsel & Secretary